EXHIBIT 4.4

                              ALLONGE AND AMENDMENT
                                       to
                     SERIES A WARRANTS OF ELXSI CORPORATION

        THIS ALLONGE AND AMENDMENT (this "instrument") to the Series A Warrant to Purchase Common Stock of ELXSI Corporation, a Delaware corporation (the "Company"), described hereinbelow (the "Subject Warrants Agreement"; and the warrants evidenced thereby, the "Subject Warrants") is being executed by the Company and the current holder (the "Holder") of the Subject Warrants, with the intention and understanding that: (1) the amendments set forth herein shall be binding upon the Company, the Holder and their respective successors and assigns (including, without limitation, subsequent holders of the Subject Warrants); and
(2) this instrument shall be attached to, and form a part of, the Subject Warrants Agreement or, in lieu thereof, that the amendments of the Subject Warrants provided for herein shall be incorporated in any new Subject Warrants Agreement that may be issued at a future date (including upon any transfer of the Subject Warrants).

        FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and intending to be legally bound, it is hereby agreed as follows:

        1. Increase in of Exercise Price. With the intention of increasing the current exercise price of the Subject Warrants from $3.125 per share to $3.75 per share, the Subject Warrant Agreement is hereby amended by: (A) deleting the "$3.125" both times it appears in the initial paragraph thereof; and (B) inserting, in lieu thereof, "$3.75".

        2. Extension of Expiration Date. With the intention of extending the expiration date of the Subject Warrants by two years, the Subject Warrant Agreement is hereby amended by: (A) deleting the "September 30, 1996" where it appears in the definition of "Expiration Date" therein and; and (B) inserting, in lieu thereof, the "September 30, 1998".

        3. Miscellaneous. Except as expressly amended hereby, the Subject Warrants Agreement shall remain in full force and effect in accordance with the terms thereof. This instrument shall be governed by the laws of the State of New York, without regard to the provisions thereof relating to conflict of laws.

Dated:                       , 1997        Subject Warrants:
       ----------------------              ----------------

                                           Cert. No.:      A-6
                                           Dated:          5/20/94
                                           No. Warrants:   150,500

Agreed and Accepted:
The Company:                               The Holder:
------------                               -----------

ELXSI CORPORATION                          ALEXANDER M. MILLEY IRREVOCABLE TRUST
                                             TRUST I


By:                                        By:
   ---------------------------                 ---------------------------------
   Name:                                       Linda Milley, Trustee
   Title:


                                           By:
                                               ---------------------------------
                                               Stephen A. Magida, Trustee